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Mail Stop 03-09


February 21, 2006


Dr. Ben J. Lipps
Chief Executive Officer
95 Hayden Avenue
Lexington, MA 02420

Re:	Fresenius Medical Care Corporation
	Form 20-F for the fiscal year ended December 31, 2004
	File No. 1-14444

Dear Dr. Lipps:

We have completed our review of your Form 20-F and related filings and have no further comments at this time.

							Sincerely,


							Jim B. Rosenberg
							Senior Assistant Chief
Accountant
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Mr. Gerald R. Mitchell
K-V Pharmaceutical Company
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